Exhibit 8.1

BAKER & DANIELS LLP 600 East 96th Street, Suite 600 Indianapolis, Indiana 46240 Tel 317.569.9600 Fax 317.569.4800 www.bakerdaniels.com

April 27, 2011

Interactive Intelligence Group, Inc.

7601 Interactive Way

Indianapolis, IN 46278

Ladies and Gentlemen:

We have acted as counsel for Interactive Intelligence Group, Inc., an Indiana corporation (the “Company”), and a direct and wholly owned subsidiary of Interactive Intelligence, Inc., an Indiana corporation (“Interactive Intelligence”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-4 (the “Registration Statement”) relating to the registration under the Securities Act of shares of the Company’s common stock, par value $0.01 per share (the “Shares”), as described in the Registration Statement. The Shares will be issued pursuant to the Agreement and Plan of Reorganization, dated as of April 11, 2011, as set forth in Annex I to the proxy statement/prospectus constituting a part of the Registration Statement (the “Reorganization Agreement”), among the Company, Interactive Intelligence and ININ Corp., an Indiana corporation (“MergerCo”), pursuant to which MergerCo will be merged with and into Interactive Intelligence (the “Merger”). Interactive Intelligence will be the surviving company in the Merger and become a wholly-owned subsidiary of the Company and, as a result of the Merger, each outstanding share of common stock, par value $0.01 per share, of Interactive Intelligence will be converted into one share of common stock of the Company, as described in the Registration Statement.

For purposes of this opinion letter, we have examined the Registration Statement, the Reorganization Agreement and originals or copies, identified to our satisfaction, of such other documents, corporate records, instruments and other relevant materials as we deemed advisable and have made such examination of statutes and decisions and reviewed such questions of law as we have considered necessary or appropriate. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copies, and we have assumed that all such documents have been, or will be by the Effective Time (as defined in the Reorganization Agreement), duly and validly executed and delivered where due execution and delivery are a requisite to the effectiveness thereof. In addition, we have assumed that (i) the Merger will be consummated in the manner contemplated by, and in accordance with, the terms of

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the Reorganization Agreement, (ii) the Shares will be issued in the manner contemplated by the Reorganization Agreement, (iii) the facts and information contained in the Reorganization Agreement and Registration Statement are true and correct, (iv) the representations made by the Company and Interactive Intelligence in a certificate (the “Certificate”) provided by the Company and Interactive Intelligence to the undersigned are true and correct as of the date hereof and will continue to be true and correct through and including the Effective Time, (v) any representations made in the Certificate which are qualified by knowledge or similar qualification are and will continue to be accurate without regard to such qualifications and (vi) we have your express consent to rely on each of the statements in the Certificate.

The opinion expressed herein is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder (including proposed and temporary regulations) and interpretations of the foregoing as expressed in court decisions, administrative determinations and legislative history, as of the date hereof. The opinion expressed is subject to change in the event of a change in the applicable law or change in the interpretation of such law by the courts or by the Internal Revenue Service, or a change in any of the facts and assumptions upon which such opinion is based. There is no assurance that legislative or administrative changes or court decisions may not be forthcoming that would significantly modify the statements and opinion expressed herein. Any such changes may or may not be retroactive with respect to transactions prior to the date of such changes. This opinion represents only counsel’s best legal judgment and has no binding effect or official status of any kind, so that no assurance can be given that the position set forth below will be sustained by a court, if contested.

Based on the foregoing, the discussion set forth in the section entitled “The Reorganization Proposal (Item 1 on Proxy Card)—Material U.S. Federal Income Tax Consequences” in the proxy statement/prospectus which is a part of the Registration Statement represents the opinion of Baker & Daniels LLP as to the material U.S. federal income tax consequences applicable to the shareholders of Interactive Intelligence with respect to the Merger.

The opinion expressed in this letter is limited to the U.S. federal income tax matters specifically addressed herein, and we have not addressed herein any state, local or foreign tax or other consequences of the Merger.

This opinion is furnished to you solely for its use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm name in the proxy statement/prospectus which is a part of the Registration Statement in connection with the references to this opinion and the material U.S. federal income tax consequences of the Merger. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission promulgated thereunder.

Yours very truly,

/s/ Baker & Daniels LLP